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                                                                       EXHIBIT 8

                        [BAKER BOTTS L.L.P. LETTERHEAD]



001166.1171

November 5, 2001

Board of Directors
Reliant Energy, Incorporated
1111 Louisiana
Houston, Texas 77002

Board of Directors
CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas  77002

Ladies and Gentlemen:

                  We have acted as counsel to Reliant Energy, Incorporated, a Texas corporation ("Reliant"), in connection with (i) a restructuring (the "Holding Company Formation") in which Reliant and its subsidiaries will become indirect subsidiaries of a new holding company, CenterPoint Energy, Inc. ("CenterPoint Energy") through the merger of an indirect subsidiary of CenterPoint Energy with and into Reliant; and (ii) the preparation and filing of the Registration Statement (Registration No. 333-69502) of CenterPoint Energy (including its proxy statement and prospectus) on Form S-4, dated September 17, 2001, as amended by Amendment No. 1, dated November 5, 2001 (the "Proxy Statement/Prospectus") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

                  Subject to (i) the assumption that the Holding Company Formation will be carried out as described in the Proxy Statement/Prospectus,
(ii) the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus at "Proposal to Approve the Holding Company Formation - Federal Income Tax Consequences" and (iii) the assumption that the opinions of our firm described in the Proxy Statement/Prospectus at "Proposal to Approve the Holding Company Formation - Federal Income Tax Consequences" shall be delivered as there described, we hereby confirm the opinions of our firm that are attributed to us in the Proxy Statement/Prospectus at "Proposal to Approve the Holding Company Formation - Federal Income Tax Consequences." We do not express any other opinion as to the United States federal, state, or other tax consequences of the Holding Company Formation.



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BAKER BOTTS L.L.P.
Board of Directors                    2                         November 5, 2001


                  This letter is furnished to you solely for use in connection with the Holding Company Formation and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents) without our express written consent. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our name in the Proxy Statement/Prospectus at "Summary - The Holding Company Formation - Federal Income Tax Consequences", "Proposal to Approve the Holding Company Formation - Federal Income Tax Consequences", "Proposal to Approve the Holding Company Formation - Other Conditions; Termination" and "Legal Matters". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the SEC thereunder.


                                             Sincerely,

                                             /s/ BAKER BOTTS L.L.P.

                                             BAKER BOTTS L.L.P.